In Inter terna nal l Us Use e O Onl nly y – – Pr Pri ivi vil leged eged an and d Co Confident nfidenti ial al Dr Draft aft – – S Sub ubj ject ect to to Mater Materi ial al Chan Change ge – – Fo For r Disc Discus uss si ion on Pur Purpos poses es O Onl nly y Exhibit (c)(3)(B) DISCUSSION MATERIALS September 13, 2022

Internal Use Only – Privileged and Confidential Draft – Subject to Material Change – For Discussion Purposes Only Internal Use Only Not for Distribution Talking Points – General ▪ There is no “change of control” premium given the Hamm Family’s existing 83% ownership − The Hamm Family already has control − “Take Private” by the Hamm Family specifically carved out by CoC definition in all debt documents ▪ Not an “opportunistic” proposal; not trying to take advantage of market conditions − Price performance since COVID trough (3/9/20): Alpha +889%; Peers +571%; XOP +333% − The Hamm Family did not pursue a transaction when stock was at single digits during COVID lows ▪ The Hamm Family is not a seller and is not interested in any alternative transaction ▪ Analysis of precedent transactions shows that premiums are generally lower when the target’s stock price is at or near a 52- week high − Further, premiums in energy transactions have generally been lower when compared to other industries − 52-week high prior to the offer was $72.65 (closing price), with intra-day tick at $73.54; trading post-offer materially impacted by offer price o Trading activity on June 14, when Alpha traded above $75/sh. intraday, was heavily influenced by short interest covering and the corresponding positive share price movement was exacerbated due to Alpha’s lack of trading liquidity and public float ▪ Public cost basis data indicates that virtually all shareholders are “in the money” at $71.50/sh. ▪ Median pre-offer research price target was $73/sh.; currently $72/sh. ▪ To get above $70/sh., the NAV analysis requires unrealistic assumptions with respect to reserve category discount rates or with hydrocarbon pricing − Using management’s model, “market” discount rates, and spot prices yields an implied share price in the low-$50’s 1 Note: Market data as of September 13, 2022. Peers include APA, CTRA, DVN, EOG, FANG, HES, MRO, OVV and PXD. Source: FactSet, public disclosure.

Internal Use Only – Privileged and Confidential Draft – Subject to Material Change – For Discussion Purposes Only Internal Use Only Not for Distribution Talking Points – Market ▪ Since the offer, Alpha has traded up +8.1% while its peers and commodity prices have traded down amidst heightened volatility − If Alpha had traded in-line with WTI (down -28%), the equivalent share price would be ~$47 today and the $71.50 offer would imply a 53% premium o For the 24 months prior to the offer, the linear correlation between the price of WTI and Alpha’s share price was 0.97, demonstrating an extremely strong positive correlation; therefore, we believe this is highly relevant when attempting to evaluate Alpha’s share price in the absence of the offer. − If Alpha had traded in-line with the XOP (down -7%), the equivalent share price would be ~$60 today and the $71.50 offer would imply a 20% premium ▪ Oil prices are at their lowest levels since the initial proposal; remainder of 2022 and 2023 – 2026 are down -24%, -17%, -13%, -10%, and -8% respectively − Back end of the curve has eroded from mid-$80s and mid-$70s to low-$70s and mid-$60s ▪ The $71.50 offer implies a flat $86/Bbl oil price throughout the life of the NAV, which is higher than any single month at current strip; Committee’s proposal of $75.75/sh. implies close to $90/Bbl through 2040 − Note: utilizes Alpha Management’s NAV model and assumes (a) PV10, PUD-PV15, PROB-PV20, POSS-PV25 and (b) gas strip as of August 30 ▪ We believe the current offer provides an attractive risk-adjusted alternative to Alpha shareholders and insulates them from future commodity price and execution uncertainties 2 Note: Market data as of September 13, 2022. Peers include APA, CTRA, DVN, EOG, FANG, HES, MRO, OVV and PXD. Source: FactSet, public disclosure.

Volume ('000s) Internal Use Only – Privileged and Confidential Draft – Subject to Material Change – For Discussion Purposes Only Price Performance Prior to Offer Price Performance Since June 13, 2020 (Peers Indexed to Alpha) $75 15,000 Alpha Price VWAP Current Price (6/13/22): $64.50 Perf. Min Max $/sh. Current vs. $70 10-Day (5.2%) $64.50 $72.65 $69.53 (7.2%) 30-Day 16.5% $55.02 $72.65 $63.21 2.0% 90-Day 16.7% $51.42 $72.65 $59.41 8.6% $65 Alpha: $64.50; +288% Since Dividend Increase (4/27/22) 15.0% $55.02 $72.65 $62.60 3.0% Since CHK Transaction (1/24/22) 30.8% $49.33 $72.65 $58.91 9.5% Since PXD Transaction (11/2/21) 29.8% $42.68 $72.65 $54.76 17.8% $60 12,000 Correlation to WTI Peers: +253% Time Period Correlation (r) Historically, Alpha stock price WTI Spot: $120.92; $55 90-Day 0.727 +234% has been highly correlated to 180-Day 0.928 WTI oil price $50 12-Months 0.923 24-Months 0.971 $45 9,000 XOP: +163% $40 $35 $30 6,000 $25 $20 $16.61 $36.24 $15 3,000 $10 $5 $-- -- Jun-20 Nov-20 Apr-21 Aug-21 Jan-22 Jun-22 (1) Volume Alpha Peers XOP WTI Oil Note: Market data as of June 13, 2022. 3 (1) Reflects average of peer index. Peers includes APA, CTRA, DVN, EOG, FANG, HES, MRO, OVV, and PXD. Source: FactSet, company disclosure. Share Price ($) | Indexed to Alpha

Volume ('000s) Internal Use Only – Privileged and Confidential Draft – Subject to Material Change – For Discussion Purposes Only Price Performance Since Offer Price Performance Since June 13, 2022 (Peers Indexed to Alpha) $75 15,000 $70 Alpha: $69.73; +8% $65 $64.50 $120.92 $60 12,000 XOP: (7%) Peers: (7%) $55 $50 WTI Spot: $87.55; (28%) $45 Alpha Price VWAP 9,000 Current Price (9/13/22): $69.73 Perf. Min Max $/sh. Current vs. $40 10-Day (0.4%) $68.35 $70.88 $69.41 0.5% 30-Day 2.8% $65.09 $72.31 $68.98 1.1% Post Announcement 8.1% $62.96 $74.22 $67.81 2.8% $35 Correlation to WTI Time Period Correlation (r) Alpha has de-coupled from WTI price $30 6,000 since the offer; offer is substantially 10-Day 0.477 30-Day 0.085 supporting the stock price $25 (0.221) Since Annoncement $20 $15 3,000 $10 $5 $-- -- Jun-22 Jul-22 Jul-22 Aug-22 Aug-22 Sep-22 (1) Volume Alpha Peers XOP WTI Oil Note: Market data as of September 13, 2022. 4 (1) Reflects average of peer index. Peers includes APA, CTRA, DVN, EOG, FANG, HES, MRO, OVV, and PXD. Source: FactSet, company disclosure. Share Price ($) | Indexed to Alpha

Internal Use Only – Privileged and Confidential Draft – Subject to Material Change – For Discussion Purposes Only Stock Price and Commodity Performance Since Offer Then Now Delta 6/13/22 9/13/22 6/13/22 → 9/13/22 Alpha Price Alpha $64.50 $69.73 8.1% Performance Pioneer $261.37 $242.00 (7.4%) EOG $132.73 $122.91 (7.4%) Hess $121.54 $123.70 1.8% Devon $69.24 $69.07 (0.2%) Diamondback $147.80 $134.71 (8.9%) Peers Price Performance Coterra Energy $32.56 $30.06 (7.7%) Apache $45.57 $39.11 (14.2%) Marathon $28.39 $26.49 (6.7%) Ovintiv $56.79 $51.66 (9.0%) Peer Average | Median (6.6%) | (7.4%) Spot $120.92 $87.55 (27.6%) WTI ($/Bbl) 3-year Average ('23E - '25E) $88.28 $76.17 (13.7%) Spot $9.00 $8.38 (6.9%) Henry Hub ($/MMbtu) 3-year Average ('23E - '25E) $5.62 $5.38 (4.3%) 5 Note: Market data as of September 13, 2022. Source: FactSet, public disclosure.

Internal Use Only – Privileged and Confidential Draft – Subject to Material Change – For Discussion Purposes Only Preliminary Illustrative Market-Adjusted Share Price and Premiums Analysis Select Peer and Index Performance Through 9/13/22 Unaff. Share Price Implied Market Adj. Implied Premium - Implied Premium - (6/13/22) Benchmark Trading Perf. Alpha Share Price $71.50 Proposal $75.75 Counter-Proposal XOP (7.4%) $59.72 19.7% 26.8% (1) High of Peers | HES +1.8% $65.65 8.9% 15.4% $64.50 (Current Price: $69.73) (1) Median of Peers (7.4%) $59.72 19.7% 26.8% WTI Oil |$88/Bbl (27.6%) $46.70 53.1% 62.2% Note: Market data as of September 13, 2022. 6 (1) Peers include APA, CTRA, DVN, EOG, FANG, HES, MRO, OVV and PXD. Source: FactSet, public disclosure.

Internal Use Only – Privileged and Confidential Draft – Subject to Material Change – For Discussion Purposes Only

CONFIDENTIAL

Preliminary Illustrative Summary of Key Metrics Implied by Alpha Management NAV Model

	At $71.50/sh.	At $73.50/sh.	At $75.75/sh.
Implied Oil Price (3Q22 to 2040) *Assumes* *PDP-PV10, PUD-PV15, PROB-PV20, POSS-PV25* *Gas Strip as of August 30* *HHub Gas (2H22 – 2026 & Beyond):* *$8.82 - $6.62 - $5.29 - $4.92 - $4.82* *NGLs @ 40% of WTI (per Alpha Mgmt.)*	~$86.15/Bbl	~$87.60/Bbl	~$89.20/Bbl

Based on Management's NAV model, a $75.75 NAV/sh. requires >$89/Bbl WTI for the duration of the forecast period (through 2040)(1)

Currently no forward months above $84/Bbl at strip

Note: Implied oil prices rounded to nearest $0.05 for illustrative purposes.

(1) Assumes (i) PDP-PV10, PUD-PV15, PROB-PV20, POSS-PV25 (ii) Gas Strip as of August 30; HHub Gas (2H22 – 2026 & Beyond): $8.82 - $6.62 - $5.29 - $4.92 - $4.82 (iii) NGLs @ 40% of WTI (per Alpha Mgmt.)

Source: Alpha Management, Intrepid Estimates.

INTREPID | 7

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